SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Wilmington Funds

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INFORMATION STATEMENT

Wilmington Funds

Wilmington Multi-Manager Real Asset Fund

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Multi-Manager Real Asset Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees of a new sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and Parametric Portfolio Associates LLC (“Parametric”), a sub-adviser retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board of Trustees, to select sub-advisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about December 19, 2014 to shareholders of record of the Fund as of December 10, 2014. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, or by downloading them from the Trust’s web-site at www.wilmingtonfunds.com or by writing to Wilmington Funds, Wilmington Multi-Manager Real Asset Fund, P.O. Box 9828, Providence, RI 02940-8025.

The Fund is a multi-manager fund that has retained an adviser and a number of sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund, and has retained investment sub-advisers to make the investment decisions for portions of the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and each sub-adviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among three sub-advisers: CBRE Clarion Securities LLC, Pacific Investment Management Company, LLC, and Parametric.

Parametric

At the September 17-18, 2014 meeting of the Board of Trustees, WFMC reported that it had conducted an analysis of the Fund, its structure and its current sub-advisers. Based on its analysis, WFMC recommended that a Sub-Advisory Agreement among the Trust, WFMC and Parametric (the “Agreement”) be approved by the Board. WFMC believes Parametric to be a qualified and appropriate candidate to sub-advise the Fund, after considering the Fund’s investment objectives and strategies, Parametric’s capabilities and the results of a due diligence visit to Parametric. WFMC also believes that increasing the Fund’s exposure to Parametric’s investment strategy will enhance the performance of the Fund.

Parametric offers engineered alpha strategies that seek to outperform a designated benchmark on a risk-adjusted basis by replicating the selected benchmark and then applying systematic, rules-based, asset class exposure, and customized exposure management to the benchmark portfolio. Parametric will be utilizing its tax-managed core (“TMC”) investment strategy for its portion of the Fund. TMC is an index-based strategy for taxable accounts and is designed to track the pre-tax performance of an index (in this case, the S&P Developed Property Index (the “benchmark”)), while minimizing net realized gains, to provide improved returns versus the benchmark on an after-tax basis. The strategy uses tax-efficient trading methodologies whenever possible.

Parametric serves as an investment manager to other mutual funds that employ index replication strategies similar to the strategy that Parametric will implement for the Fund; however, none of these other mutual funds uses the benchmark that will be utilized by the Fund.

Currently, Parametric also manages two accounts for the Wilmington Multi-Manager International Fund (the “International Fund”) that follow index replication strategies. The fees charged for those accounts are as follows:

Emerging Markets Strategy:	0.80% on the first $100 million and 0.75% on assets in excess of $100 million

Developed Market Strategy:	0.275% on the first $50 million and 0.20% on assets in excess of $50 million

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to Parametric.

David M. Stein, Ph.D. is Chief Investment Officer at Parametric-Seattle Investment Center. Dr. Stein joined Parametric in 1997 and prior thereto held senior research, development and portfolio management positions at GTE Investment Management Corp., The Vanguard Group and IBM Retirement Funds.

Thomas C. Seto is Managing Director of Portfolio Management and Trading at Parametric-Seattle Investment Center. Prior to joining Parametric in 1998, Mr. Seto served as Head of U.S. Equity Index Investments at Barclays Global Investors.

Parametric is a registered investment adviser with its principal executive office located at 1918 Eighth Avenue, Suite 3100, Seattle, WA 98101. As of June 30, 2014, Parametric had assets under management of approximately $130.5 billion. The name and principal occupation of the principal executive officers of Parametric are as follows:

Name	Position with Parametric
Brian Langstraat, CFA	Chief Executive Officer
David Stein, PhD	Chief Investment Officer, Seattle Investment Center
Christine Smith	Chief Administrative Officer
Aaron Singleton	Chief Financial Officer
Deborah Lamb	Chief Compliance Officer
Andrew Hinkelman	Chief Technology Officer, Seattle Investment Center
Tom Seto	Managing Director of Portfolio Management and Trading

Parametric is a majority-owned subsidiary of Eaton Vance Corporation. The address for each principal executive officer listed above is the same as the address for the principal executive office for Parametric. Eaton Vance Corporation is located at Two International Place, Boston, MA 02110

Board Approval of the Sub-Advisory Agreement with Parametric

At the September 17-18, 2014, in-person meeting of the Board of Trustees (the “September meeting”), the Board, including the Independent Trustees, met in person with the Advisor, Trust and Independent Legal Counsel, and representatives of Parametric, and discussed and unanimously approved the Agreement between the Fund and Parametric. The Trustees were provided with detailed materials relating to Parametric in advance of and at the meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

In evaluating the Agreement, the Trustees took into account Parametric’s management style, investment philosophy and strategies, and personnel. The Trustees also reviewed information concerning: (i) the nature, extent and quality of services to be provided by Parametric; (ii) Parametric’s anticipated cost of/profitability in providing the services to the Fund; (iii) possible fall-out benefits to Parametric due to its position with the Fund; (iv) the proposed fees of Parametric and fees charged by other investment advisors to other mutual funds for similar services; and (v) the Advisor’s recommendation that the Independent Trustees approve the new Advisory Agreement with Parametric. The Trustees considered that past performance of Parametric was not a determinative factor, given the nature of Parametric’s tax-advantaged index tracking mandate with the Fund. Parametric and the Independent Trustees did not specifically address economies of scale due to the amount of assets to be managed by Parametric, although the new Agreement with Parametric contains breakpoints.

After discussion and consideration among themselves, and with Independent Legal Counsel and the Advisor, the Board, including all of the Independent Trustees, determined that the fees to be paid by the Fund to Parametric under the new Agreement appeared to be fair and reasonable in light of the information provided, and represent a charge within the range of what could have been negotiated at arms-length. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of the new Agreement with Parametric for a two-year period was in the best interest of the Fund and its shareholders and approved the new Agreement. Parametric was allocated Fund assets on October 1, 2014.

The Board also concluded that the nature and extent of the investment advisory services to be provided to the Funds by Parametric were consistent with the terms of the Agreement, and the prospects for satisfactory investment performance were reasonable.

SUB-ADVISORY AGREEMENT

The Agreement was approved by the Trustees on September 18, 2014. In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

General.    Under the terms of the Agreement, Parametric is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, Parametric determines which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that Parametric will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions Parametric effects on behalf of the Fund; and (2) furnish the Trustees and WFMC with periodic reports regarding its compliance program.

Brokerage Commissions and Portfolio Transactions.    Parametric places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistently with the policy of obtaining best execution, Parametric may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to Parametric. Parametric is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. Parametric has authority and discretion to select brokers and dealers subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board of Trustees.

Compensation.    For services rendered under the Agreement, Parametric receives an annual fee paid monthly on the asset allocated for its management at following rates: 0.25% on the first $20 million, 0.20% on the next $20 million, and 0.15% on assets in excess of $40 million.

Liability of Parametric.    The Agreement provides that Parametric shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from Parametric’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term.    The Agreement is expected to remain in effect, unless earlier terminated, for an initial term expiring two years from the date of effectiveness and will continue in effect thereafter for successive twelve-month periods, provided that each such continuance is specifically approved at least annually: (i) by the Trustees or by the vote of “a majority of the outstanding voting securities” of the Fund, and, in either case (ii) by a majority of the Trustees who are not parties to the Agreement or interested persons of any such party (other than as Trustees of the Trust). The term “majority of the outstanding voting securities,” as defined in the 1940 Act means: the affirmative vote of the lesser of (i) 67% of the voting securities of the Fund present at a meeting if more than 50% of the outstanding voting securities of the Fund are present in person or by proxy or (ii) more than 50% of the outstanding voting securities of the Fund.

Termination.    Under the terms of the Agreement, the Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified, or (ii) otherwise by the Trust upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

The Agreement may also be terminated by WFMC or Parametric, without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach, or (ii) otherwise by WFMC or Parametric upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

In addition, the Agreement shall terminate automatically in the event of its assignment.

Additional Information About WFMC and Affiliates

The Investment Advisor, Affiliated Sub-Advisor and Co-Administrator

WFMC serves as the investment advisor to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 18, 2014. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation. The address of Wilmington Trust Corporation and M&T Bank Corporation is One M&T Plaza, Buffalo, NY 14203.

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund, securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the investment advisor performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; and (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of each Fund and its investment activities. Additionally, the Trust and/or WFMC may at any time, upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a sub-advisor pursuant to which WFMC delegates any or all of its obligations as listed in the Investment Advisory Contract. Further, the Investment Advisory Contract provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under the Investment Advisory Contract on the part of WFMC, WFMC shall not be subject to liability to the Fund or to any Fund shareholder for any act or omission in the course of, or connected with, rendering services under the Investment Advisory Contract or for any losses that may be sustained in the purchase, holding or sale of any security or the making of any investment for or on behalf of the Fund.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive annual investment advisory fees of 0.45% as a percentage of average daily net assets, excluding average daily net assets allocated to the inflation-protected debt securities strategy (“TIPS strategy”) or enhanced cash strategy. For assets allocated to the TIPS strategy, WFMC is entitled to 0.52% of the first $25 million, 0.49% on the next $25 million, and 0.47% on assets in excess of $50 million. For assets allocated to the enhanced cash strategy, WFMC is entitled to 0.53%. WFMC has contractually agreed to waive until November 30, 2015 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding acquired fund fees and expenses, taxes and other extraordinary expenses) expressed as an annualized percentage of average daily net assets, do not exceed 0.98% and 1.23% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2014 was $2,169,196.

WTIA, 111 South Calvert Street, 26 Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Effective October 1, 2013, fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion
0.025%	on the next $3 billion
0.018%	on assets in excess of $10 billion

Prior to October 1, 2013, fees payable to WFMC were as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.033%	on the first $5 billion
0.020%	on the next $2 billion
0.016%	on the next $3 billion
0.015%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2014 was $117,917.

WFMC continues to provide investment advisory and co-administrative services after the Agreement was approved by the Board of Trustees.

R. Samuel Fraundorf, a Trustee of the Trust, also serves as the Chief Investment Strategist for WTIA. Robert J. Truesdell, a Trustee of the Trust, also serves as a Group Vice President and Senior Investment Advisor for the Wilmington Trust Wealth Advisory Services division of M&T Bank, an affiliate of WFMC and the parent of WTIA. The following officers of the Trust also serve as officers of WFMC, WTIA or M&T Bank:

Name	Position Held with the Trust	Position Held with WFMC, WTIA or M&T Bank (M&T)
Christopher D. Randall	President	President and Chief Executive Officer of Wilmington Trust Investment Advisors, Inc.; Director of Wilmington Funds Management Corporation; Senior Vice President (M&T)
Michael D. Daniels	Chief Operating Officer	Chief Operating Officers (WTIA); Administrative Vice President (M&T)
Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)
John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)
Anna M. Bencrowsky	Chief Compliance Officer, AML Compliance Officer and Assistant Secretary	Vice President and Chief Compliance Officer, Wilmington Trust Investment Advisors, Inc.; Vice President and Chief Compliance Officer, Wilmington Funds Management Corporation
Eric B. Paul	Vice President	Administrative Vice President (M&T)
Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

Affiliated Brokerage

In addition, for the fiscal year ended April 30, 2014, the Fund paid $29,201 in brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC. The percentage of the Fund’s aggregate brokerage commissions paid to M&T Securities during the most recent fiscal year was 25%.

Shareholdings Information

As of October 31, 2014, the Fund had 30,930,897 shares of Class I and 189,581 shares of Class A issued and outstanding. As of October 31, 2014, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	29.2%	9,025,119

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	19.8%	6,120,403

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	14.7%	4,555,792

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	6.8%	2,109,832

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned

TD Ameritrade Trust Company CO#00TLB PO Box 17748 Denver, CO 80217-0748	15.7%	29,726

American Enterprise Inv Svcs A/C 5XXX-1XXX 707 2nd Avenue South Minneapolis, MN 55402	5.0%	9,486

As of October 31, 2014, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, RI 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.